Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-72635) and on Form S-8 (No. 333-87888, No. 333-21979, No 333-04033, No. 33-2094, No 2-54974, No. 33-59258, No. 333-125675, and No. 333-184992) of Meredith Corporation of our report dated August 20, 2013, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2013, which report appears in the June 30, 2013 annual report on Form 10-K of Meredith Corporation.

/s/ KPMG LLP

Des Moines, Iowa
August 20, 2013